Exhibit 10.4

SEVERANCE AGREEMENT
THIS SEVERANCE AGREEMENT (this "Agreement") is made and entered into by and between Milacron LLC, a Delaware corporation (the "Company") and Mark Miller (the "Employee") on the last signature date set forth below (the "Effective Date").

WHEREAS, the Company desires to provide the Employee with certain severance benefit rights, and the Employee agrees to certain restrictive covenants with respect to the Company, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.    Definitions.

because:

(a)	Termination for "Cause" means termination of the Employee's employment

(i)    the Employee has committed a deliberate and premeditated act against the interests of the Company including, without limitation: an act of fraud, embezzlement, misappropriation or breach of fiduciary duty against the Company, including, but not limited to, the offer, payment, solicitation or acceptance of any unlawful bribe or kickback with respect to the Company's business; or

(ii)    the Employee has been convicted by a court of competent jurisdiction of, or pleaded guilty or nolo contendere to, any felony or any crime involving moral turpitude; or

(iii)    the Employee has failed to perform or neglected the material duties incident to his employment or other engagement with the Company on a regular basis, and such refusal or failure shall have continued for a period of twenty (20) days after written notice to the Employee specifying such refusal or failure in reasonable detail; or

(iv)    the Employee has been chronically absent from work (excluding vacations, illnesses, Disability or leaves of absence approved by the Company); or

(v)    the Employee has refused, after explicit written notice, to obey any lawful resolution of or direction by the Board which is consistent with the duties incident to his employment or other engagement with the Company and such refusal continues for more than twenty (20) days after written notice is given to the Employee specifying such refusal in reasonable detail; or

(vi)    the Employee has breached any of the material terms contained in this Agreement, any employment agreement, non-competition agreement, confidentiality agreement or similar type of agreement to which the Employee is a party; or

(vii)    the Employee has engaged in (x) the unlawful use (including being under the influence) or possession of illegal drugs on the Company's premises or (y) habitual drunkenness on the Company's premises.

Any termination of employment by the Company for Cause shall be communicated by a written notice to the Employee which shall set fm1h, in reasonable detail, the facts and circumstances that provide a basis for termination of the Employee 's employment. The failure by the Company to set forth any fact or circumstance which contributes to a showing of Cause shall not waive any right of the Company hereunder or preclude the Company from asserting such fact or circumstance in enforcing the Company's rights hereunder. Any voluntary termination of employment by the Employee in anticipation of an involuntary termination of the Employee's employment for Cause shall be deemed to be a termination for "Cause ."

(b)Resignation for "Good Reason" means termination of employment by the Employee because of the occurrence of any of the following events:

(i)    there is a material reduction in the Employee’s then-current annual base salary ("Base Salary"), other than a reduction of not greater than ten percent (10%) applicable to the Company's Employees generally, unless agreed to in writing by the Employee;

(ii)    there is a material reduction in the Employee's authority, duties, or responsibilities as the Company's Corporate Vice President, Chief Human Resources Officer; or

(iii)    the Employee is required to relocate to a different principal place of business that is located more than 100 miles away from the Company's headquarters in Cincinnati, Ohio.

In the event of existence of grounds that would constitute Good Reason as contemplated in subsections (i), (ii) or (iii) above, such grounds shall constitute Good Reason only if the Employee provides written notice to the Company of the facts which constitute the grounds within 90 days following the Employee's initial knowledge of the grounds and the Company thereafter fails to cure such grounds within 30 business days following its receipt of such notice (or, in the event that such grounds cannot be corrected within such 30-day period, the Company has not taken all reasonable steps within such 30-day period to correct such grounds as promptly as practicable thereafter).

2.	Severance Benefit s.
(a)	Termination for Cause; Resignation Without Good Reason.	If the
Employee incurs a "Separation from Service" within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), by reason of the Company's termination of the Employee 's employment for Cause, or if the Employee resigns from his employment other than for Good Reason, the Employee shall be entitled only to payment of any unpaid Base Salary through and including the date of termination or resignation, any annual bonus earned, but unpaid , for the year immediately preceding the year in which the termination date occurs (which unpaid annual bonus amount shall be paid in accordance with Section 3(b)), and any other amounts or benefits required to be paid or provided by law or under any plan, program, policy or practice of the Company (such other amounts or benefits being referred to collectively as the "Other Accrued Compensation and Benefits"). Except as set forth in this subsection (a), the Employee shall have no further right to receive any other compensation or benefits after such termination or resignation of employment.

(b)Termination without Cause; Resignation for Good Reason.

(i)    If the Employee incurs a "Separation from Service" within the meaning of Section 409A of the Code, by reason of the Company's termination of the Employee's employment without Cause, or if the Employee resigns from his employment for Good Reason, the Employee shall be entitled to the following:

(A)    an amount equal to 18 month s' Base Salary, payable in equal installments over a period of 18 months;

(B)    subject to the Employee' s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), an amount equal to the full premium amount (determined as of the date of te1mination on a pre-tax basis) for continued coverage under the Company's health plan pursuant to COBRA, for the Employee, and, to the extent that the Employee is providing coverage for his spouse or eligible dependents as of the termination date, for such individuals; provided , that the Employee shall be responsible for any income tax liability associated therewith, if any; provided , further, that the Company' s obligation to pay such premiums shall cease immediately upon the earlier of the expiration of the statutory COBRA period and the date the Employee becomes eligible for coverage under any other group health plan (as an employee or otherwise) as defined for purposes of COBRA or Medicare; and

(C)    to the extent provided in the Milacron Bonus Plan for such year, a pro rata annual bonus for the year in which the date of te1mination occurs, which annual bonus shall be based on actual performance and paid at the same time that bonuses are paid to other Employees generally during the year following the year in which the date of termination occurs; and

(D)	any Other Accrued Compensation and Benefits.

(ii)    The payments and benefits provided under Sections 2(b)(i)(A) and 2(b)(i)(B) shall commence on the first payroll date following the 60th day after the Employee's termination of employment. The Company shall not be required to make the payments and provide the benefits provided for under Sections 2(b)(i)(A) through 2(b)(i)(C) unless the Employee executes and delivers to the Company, within 60 days following the Employee's termination of employment, a release substantially in the form attached hereto as Exhibit A (provided, if necessary, such release may be updated and revised to reflect changes in law to achieve its intent) and the release has become effective and irrevocable in its entirety in such 60-day period. The Employee's failure or refusal to sign the release (or the Employee's revocation of such release in accordance with applicable laws) will result in the forfeiture of the payments and benefits under Sections 2(b)(i)(A) through 2(b)(i)(C).

(iii)    If, following a termination of employment without Cause or a resignation for Good Reason, the Employee breaches the provision s of Sections 3 through 9 hereof or breaches any provision set forth in the executed copy of the general release of claims, the Employee shall not be eligible, as of the date of such breach, for the payments and benefits described in Section 2(b)(i)(A)-(C), any and all obligations and agreements of the Company with respect to such payments shall thereupon cease, and the Company shall be entitled to recover (and the Employee shall reimburse the Company for) any severance payments previously made to the Employee pursuant to Section 2(b)(i)(A)-(C).

(c)Termination Due to Death or Disability. The Employee's employment with the Company shall terminate automatically on the Employee's death. In the event of the Employee's Disability (as defined herein), the Company shall be entitled to terminate his employment. In the event of the Employee's death or if the Employee incurs a "Separation from Service" within the meaning of Section 409A of the Code by reason of the Employee's Disability, the Company shall pay to the Employee (or his estate, as applicable), the Employee's Base Salary through and including the date of termination and any Other Accrued Compensation and Benefits. For purposes of this Agreement, "Disability" means a physical or mental disability or infirmity of the Employee that prevents the normal performance of substantially all his duties for a pe1iod in excess of 90 consecutive days or for more than 180 days in any consecutive 12- month period. Evidence of such physical or mental disability or infirmity shall be certified by a physician licensed to practice in the state of residence of the Employee, which physician is mutually agreeable to the CEO and the Employee. If there is no agreement on the selection of the physician, then the CEO shall select one physician and the Employee shall select one physician, and the two physicians shall attempt to mutually agree upon such physical or mental disability or infirmity. If the two physicians cannot agree, then the two physicians shall jointly select a third physician, whose opinion on such physical or mental disability or infirmity shall control.

(d)Resignation from Directorships and Officerships. The termination of the Employee's employment for any reason shall constitute the Employee's resignation from (i) any director, officer or employee position the Employee has with the Company or any of its subsidiaries and (ii) all fiduciary positions the Employee holds with respect to any employee benefit plans or trusts established by the Company; provided, that in the event the Employee 's employment is terminated following the Employee's successful completion of the Employee's role, as reasonably determined by the Board in its sole discretion, then he will not be required to resign as a member of the Board unless otherwise determined by the Company. The Employee agrees that this Agreement shall serve as written notice of resignation in this circumstance.

(e)Section 280G "Parachute Payments". Notwithstanding any provision of this Agreement to the contrary, if the Employee becomes entitled to payments and/or benefits provided by this Agreement or any other amounts in the nature of compensation, whether alone or together with other payment s or benefits that the Employee receives or realizes or is then entitled to receive or realize from the Company or any of its affiliates or any other person whose actions result in a change of ownership or effective control of the Company, and such payments and/or benefit s would constitute an "excess parachute payment" within the meaning of Section 280G of the Code, such payment s and/or benefits will be reduced (the "280G Reduction") to the extent necessary so that no portion of the Employee's payments or benefits will be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Employee with respect to such excise tax. Any 280G Reduction pursuant to this paragraph shall be effectuated by reducing the payments and benefits hereunder in the following order: (A) any severance payments due pursuant to Section 2, with later payments being reduced first, (B) the waiver of accelerated vesting of equity awards, with awards having a later vesting date being reduced first, (C) the benefit continuation pursuant to Section 2 and (D) all other payments or benefits, with later payments being reduced first. All determinations required to be made under this Section 2(e), including the assumptions to be utilized in arriving at such determination, shall be made by an outside nationally recognized accounting film selected by the Company or the Board, in its reasonable discretion (the "Accounting Finn "), which shall provide detailed supporting calculations both to the Company and the Employee within 15 business days of the receipt of notice from the Employee that there has been a payment hereunder, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the change of ownership or effective control of the Company, the Company shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding upon the Company and the Employee.

(f)No Further Rights. Except as explicitly provided in this Section 2, the Employee shall have no rights under this Agreement to receive any compensation or benefits after termination or resignation of employment.

3.Confidentiality.

(a)Confidential Information.

(i)    Definitions. For purposes of Sections 3 through 9, the terms set forth below shall have the following meanings:

"Business" means manufacturing , designing, distributing, marketing or selling plastics manufacturing equipment, plastics manufacturing equipment components including hot runner systems, mold components or aftermarket parts or services, or industrial machining chemicals, or any other business engaged in by the Company or any of its subsidiaries within twelve (12) months prior to the Employee's termination of employment by or other service to the Company or any of its subsidiaries.

"Confidential Information” means the business and financial records, customer and supplier lists, business contacts, contracts, trade secrets, confidential methods of operations of the Company and its affiliates and other related information, as such exists from time to time during the Employee 's employment by or other service to the Company or any of its subsidiaries.

"Customer" means any Person who:

(ii)    has been a customer of the Company at any time during the one year period prior to the termination of the Employee's employment; or

(iii)    has evidenced an intention in writing to purchase Products from the Company at any time during the one year period prior to the termination of the Employee's employment,

(iv)    and with whom the Employee had any dealings, directly or indirectly, or about whom the Employee had confidential information, during the Employee's employment.

"Person" means any natural person, corporation, division of a corporation, partnership, trust, joint venture, association, film, company, estate or unincorporated organization.

"Products" means the products of the Business (i) manufactured by the Company within the twelve (12) month period immediately preceding the date of this Agreement (ii) manufactured by the Company during the Employee's employment (iii) manufactured by the Company in the twelve (12) months following termination of the Employee's employment in the normal course of operating, maintaining and expanding the business and (iv) any products that are substitutes for or competitive with the products referred to in clauses (i), (ii) and (iii).

(b)Confidentiality. The Employee recognizes and acknowledges that the Confidential Infom1ation constitutes valuable, special and unique assets of the Company and its affiliates, access to and knowledge of which are essential to the performance of the duties of the Employee hereunder. The Employee acknowledges that such Confidential Info1mation is not generally known in the trade and that such Confidential Information provides the Company and its affiliates with a competitive edge in its industry. In that regard, the Employee acknowledges and agrees that the Company and its affiliates have taken and are taking reasonable steps to protect the confidentiality of, and legitimate interest in, the Confidential Information. The Employee therefore agrees that he will not, during his employment, or after termination of his employment, disclose any of such Confidential Information to any Person for any reason or purpose whatsoever except in connection with the pe1fonnance of his duties to the Company and its affiliates, nor shall he make use of any such Confidential Information for his own purposes or for the benefit of any Person except the Company and its affiliates. Confidential Information shall not include any information which is or becomes publicly known through no action or inaction of the Employee. Notwithstanding the foregoing, in the event that the Employee is requested or required, in connection with any proceeding by or before a governmental authority, to disclose Confidential Information, the Employee will give the Company prompt written notice of such request or requirement so that the Company or its affiliates may seek a protective order or other appropriate relief. In the event that such protective order or other remedy is not obtained or the Company waives the right to seek such an order or other remedy, the Employee may, without liability hereunder furnish only that portion of the Confidential Information which the Employee is legally required to disclose. Notwithstanding anything herein to the contrary, nothing in this Agreement shall (i) prohibit the Employee from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provision s of state or federal law or regulation, or (ii) require notification or prior approval by the Company of any reporting described in clause (i).

(c)Confidentiality of Agreement. The Employee agrees that, except as may be required by applicable law or legal process, he shall not disclose the te1ms of this Agreement to any person or entity other than the Employee's accountants, financial advisors, attorneys or spouse, provided that such accountants, financial advisors, attorneys and spouse agree not to disclose the terms of this Agreement to any other person or entity except as may be required by applicable law or legal process.

(d)Exclusive Property.    The Employee confirms that all Confidential Information is and shall remain the exclusive property of the Company or any of its subsidiaries or affiliates (collectively, the "Company Group"). All business records, papers and documents kept or made by the Employee relating to the business of the Company Group shall be and remain the property of the Company Group. Upon the request and at the expense of the Company Group, the Employee shall promptly make all disclosures, execute all instruments and papers and perforn1 all acts reasonably necessary to vest and confirm in the Company Group, fully and completely, all rights created or contemplated by this Section 3.

4.Noncompetition. While employed or at any time during the eighteen (18) months following termination of the Employee's employment, for whatever reason and whether voluntary or involuntary, the Employee shall not in any manner whatsoever (other than a holding of less than two percent (2%) of the shares of a company listed on a public stock exchange in Canada or the United States of America) within North America, either individually or in partnership or jointly or in conjunction with any other Person:

(a)directly, or indirectly, carry on, engage in or be concerned with or interested in any business that manufactures, sells or distributes the Products;

(b)directly, or indirectly, assist (as principal, beneficiary, director, shareholder, partner, nominee, executor, trustee, agent, servant, employee, independent contractor, supplier, consultant, lender, guarantor, financier or in any other capacity whatever) any Person to carry on, engage in or be concerned with or interested in any business that manufactures, sells or distributes the Products; or

(c)have any direct or indirect interest or concern (as principal, beneficiary, director, shareholder, pa1tner, nominee, executor, trustee, agent, servant, employee, consultant, independent contractor or in any other capacity whatever) in or with any Person, if any part of the activities of such Person consists of any business that manufactures, sells or distributes the Products.

5.Non-Solicitation. While employed or at any time during the eighteen (18) months following termination of the Employee's employment, for whatever reason and whether voluntary or involuntary, the Employee shall not in any manner whatsoever, either individually or in partnership or jointly or in conjunction with any other Person:

(a)directly, or indirectly solicit any Customer;

(b)directly, or indirectly assist (be it as principal, beneficiary, servant, director, shareholder, partner, nominee, executor, trustee, agent, employee, independent contractor, supplier, consultant, lender, financier or in any other capacity whatever) any Person directly or indirectly to solicit any Customer; or

(c)have any direct or indirect interest or concern (be it as principal, beneficiary, director, shareholder, partner, nominee, executor, trustee, agent, servant, employee, consultant, independent contractor, supplier, creditor or in any other capacity whatever, other than a holding of less than two percent (2%) of the shares of a company listed on a public stock exchange in Canada or the United States of America) in or with any Person if any of the activities of which Person consists of soliciting any Customer, if such solicitation is, directly or indirectly, intended to result in a sale of any Products to such Customer within North America.

6.Non-Solicitation of Employees. While employed or at any time during the eighteen (18) months following termination of his employment, for whatever reason and whether voluntary or involuntary, the Employee shall not, directly or indirectly, hire, solicit or induce to perform services, or attempt to solicit or induce to perform services (as an employee, consultant or otherwise) any individuals who are employees of the Company or take any actions which are intended to persuade any such employee to leave the employ of the Company, without the prior written consent of the Company. This section shall not apply to solicitations made generally to individuals through public media and which are not specifically targeted at employees of the Company.

7.Nondisparagement. The Employee shall not at any time, directly or indirectly, orally, in writing or through any medium, disparage, defame or assail the reputation, integrity or professionalism of the Company or any of its affiliates, officers, directors, employees or shareholders. Notwithstanding the foregoing, this prohibition does not apply to statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings.

8.Return of Documents and Property. Upon the termination of his employment or at such other time that the Company may request, the Employee shall forthwith return and deliver to the Company, and shall not retain, any originals or copies of, any books, papers or price lists of the Company, customer lists, files, books of account, notes and other documents and data or other writings, tapes or records of the Company maintained by or in the possession of the Employee (and all of the same are hereby acknowledged and agreed to be the property of the Company).

9.Inventions and Patents. The Employee hereby assigns to the Company all right, title and interest to all patents and patent applications, all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (in each case whether or not patentable), all copyrights and copyrightable works, all trade secrets, confidential information and know-how, and all other intellectual property rights that both (a) are conceived, reduced to practice, developed or made by the Employee while employed by the Company or any of its subsidiaries and (b) either (i) relate to the Company's or any of its subsidiaries' actual or anticipated business, research and development or existing or future products or services, or (ii) are conceived, reduced to practice, developed or made using any equipment, supplies, facilities, assets or resources of the Company or any of its subsidiaries' (including but not limited to, any intellectual property rights) ("Work Product"). The Employee shall promptly disclose such Work Product to the Company and, at the Company's expense, perform all actions reasonably requested by the Company (whether during or after the period of employment) to establish and confirm the Company's ownership thereof (including, without limitation, assignments, consents, powers of attorney, applications and other instruments).

Company that:

l 0.    Covenants Reasonable. The Employee acknowledges and agrees with the

(a)the covenants in this Agreement are reasonable in the circumstances and are necessary to protect the Company;

(b)the Employee is being provided with the opportunity to receive a substantial financial benefit as a result of this Agreement;

(c)the covenants of the Employee contained in this Agreement were a material inducement for the Company to enter into this Agreement and the execution and delivery of this Agreement is a condition to the Company's obligations pursuant to this Agreement; and

(d)the breach by such Employee of any of the provisions of this Agreement would cause serious and irreparable harm to the Company which could not adequately be compensated for in damages.

I I .    Certain Remedies.

(a)Forfeiture/Payment Obligations. In the event the Employee fails to comply with Sections 3 through 9, other than any isolated, insubstantial and inadvertent failure, the Employee agrees that he will forfeit any amounts not already paid pursuant to Section 2(b)(i)(A)
(C) of this Agreement and the Company shall be entitled to recover (and the Employee shall be reimburse the Company for) any severance payments previously made to the Employee pursuant to Section 2(b)(i)(A)-(C).

(b)Injunctive Relief. Without intending to limit the remedies available to the Company Group, including, but not limited to, that set forth in Section II (a) hereof, the Employee agrees that a breach of any of the covenants contained in Sections 3 through 9 of this Agreement may result in material and irreparable injury to the Company Group for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, any member of the Company Group shall be entitled to seek a temporary restraining order or a preliminary or permanent injunction, or both, without bond or other security, restraining the Employee from engaging in activities prohibit ed by the covenants contained in Sections 3 through 9 of this Agreement or such other relief as may be required specifically to enforce any of the covenants contained in this Agreement. Such injunctive relief in any court shall be available to the Company Group in lieu of, or prior to or pending determination in, any arbitration proceeding.

12.    Defense of Claims. The Employee agrees that, during the Term, and for a period of six years after termination of the Employee's employment, upon request from the Company, the Employee will reasonably cooperate with the Company in the defense of any claims or actions that may be made by or against the Company that affect the Employee 's prior areas of responsibility, except if the Employee's reasonable interests are adverse to the Company in such claim or action. The Company agrees to promptly pay in advance or reimburse the Employee for, as requested by the Employee, all of the Employee 's reasonable travel and other direct costs and expenses incurred, or to be reasonably incurred, to comply with the Employee 's obligations under this Section 12, including, but not limited to, legal costs and expenses.

13.    Source of Payments. All payments provided under this Agreement, other than payments made pursuant to a plan which provides otherwise, shall be paid in cash from the general funds of the Company, and no special or separate fund shall be established, and no other segregation of assets shall be made, to assure payment. The Employee shall have no right, title or interest whatsoever in or to any investments which the Company may make to aid the Company in meeting its obligations hereunder. To the extent that any person acquires a right to receive payments from the Company hereunder, such 1ight shall be no greater than the right of an unsecured creditor of the Company.

14.    Section 409A of the Code. This Agreement is intended to be exempt from or comply with the requirements of Section 409A of the Code, and shall be interpreted and construed consistent with that intent. Notwithstanding any other provision of this Agreement, to the extent that the right to any payment (including the provision of benefits) hereunder provides for the "deferral of compensation" within the meaning of Section 409A(d)(1) of the Code, if the Employee is a "Specified Employee" within the meaning of Section 409A(a)(2)(B)(i) of the Code on the date of the Employee's "Separation from Service" within the meaning of Section 409A(a)(2)(A)(i) of the Code (the "Separation Date"), then no such payment shall be made or commence during the period beginning on the Separation Date and ending on the date that is six months following the Separation Date or, if earlier, on the date of the Employee 's death. The amount of any payment that would otherwise be paid to the Employee during this period shall instead be paid to the Employee on the fifteenth day of the first calendar month following the end of the period.

15.	Nonassignability; Binding Agreement.

(a)By the Employee. This Agreement and any and all rights, duties, obligations or interests hereunder shall not be assignable or delegable by the Employee.

(b)By the Company. This Agreement and all of the Company's rights and obligations hereunder shall not be assignable by the Company except as incident to a reorganization, merger or consolidation, sale or transfer of all or substantially all of the assets or the business of the Company. Upon any such assignment, the Company shall no longer have any rights or obligations under this Agreement.

(c)Binding Effect. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto, any successors to or assigns of the Company and the Employee' s heirs and the personal representatives of the Employee's estate.

16.    Withholding. Any payments made or benefits provided to the Employee under this Agreement shall be reduced by any applicable withholding taxes or other amounts required to be withheld by law or contract.

17.    Amendment; Waiver. This Agreement may not be modified, amended or waived in any manner, except by an instrument in writing signed by both parties hereto. The waiver by either party of compliance with any provision of this Agreement by the other patty shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

18.    Governing Law and Forum. The Employee and the Company agree that this Agreement and all matters or issues arising out of or relating to the Employee's employment with the Company shall be governed by the laws of the State of Delaware applicable to contracts entered into and performed entirely therein. Any action to enforce this Agreement shall be brought solely in the state or federal courts located in the City of Cincinnati, Ohio.

19.    Survival of Certain Provisions. Unless expressly provided otherwise, the rights and obligations set forth in this Agreement shall survive any termination or expiration of this Agreement.

20.    Entire Agreement; Supersedes Previous Agreements. This Agreement contains the entire agreement and understanding of the patties hereto with respect to the matters covered herein, and supersedes all prior or contemporaneous negotiations, commitments, agreements and writings with respect to the subject matter hereof, all such other negotiations, commitments, agreements and writings shall have no further force or effect, and the parties to any such other negotiation, commitment, agreement or writing shall have no further rights or obligations thereunder.

2 1. Counterparts. This Agreement may be executed by either of the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

22.Headings. The headings of sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

23.Notices. All notices or communications hereunder shall be in writing, addressed as follows:

To the Company:

Milacron LLC
l 0200 Alliance Road, Suite 200 Cincinnati, OH 45242
Attn.: Thomas Goeke
Email: tom_goeke@milacron.com Facsimile: (5 13) 487-5086

To the Employee at his last residence shown on the records of the Company.

All such notices shall be conclusively deemed to be received and shall be effective
(i) if sent by hand delivery or nationally recognized courier, upon receipt or (ii) if sent by electronic mail or facsimile, upon receipt by the sender of such transmission.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by its officer pursuant to the authority of its Board, and the Employee has executed this Agreement, as of the last signature date set forth below.

MILACRON LLC
By: /s/ Tom Goeke
Name: Tom Goeke
Title: President and Chief Executive Officer

By: /s/ Bruce Chalmers
Name: Bruce Chalmers
Title: Chief Financial Officer

EMPLOYEE

/s/ Mark Miller
Name: Mark Miller
Dated: February 1, 2019